Exhibit 99.1

FOR IMMEDIATE RELEASE

KIT digital Reports Record Fourth Quarter and Fiscal 2010 Results

Annual Revenue Up 125% to Record $106.6 Million, Driving Record Operating EBITDA of $18.3 Million or $0.85 per Share

PRAGUE, Czech Republic and NEW YORK, New York – March 16, 2011 – KIT digital, Inc. (NASDAQ: KITD), a premium provider of video asset management software and related services (VAMS) for multi-screen and socially-enabled Internet Protocol (IP) video delivery, reported financial results for the fourth quarter and year ended December 31, 2010. All figures below are reported in U.S. dollars.

Revenue in the fourth quarter of 2010 increased 39% to a record $38.4 million from $27.7 million in the previous quarter, and increased 138% from $16.1 million in the same quarter a year ago. For the full year 2010, revenue increased 125% to a record $106.6 million from $47.3 million in 2009. The company’s revenues were comprised of software-as-a-service (SaaS) license and usage fees, software maintenance fees, software set-up fees, and professional services charges.

KIT digital added a record 58 net new client contracts during the fourth quarter, with estimated average monthly revenue per client (ARPU) in excess of $30,000, reflecting the company’s ongoing focus on higher-end opportunities in the market and large, multi-year contracts in emerging sectors and geographies. The company’s client base totals more than 2,000 customers across more than 40 countries.

For the fourth quarter of 2010, GAAP net loss was $8.5 million or $(0.31) per basic and diluted share, compared to a net loss in the previous quarter of $8.0 million or $(0.34) per basic and diluted share, and a net loss in the fourth quarter of 2009 of $15.6 million or $(1.50) per basic and diluted share.

GAAP net loss for the fourth quarter 2010 included $6.4 million in non-cash charges comprised of $1.8 million in stock-based compensation; $2.2 million of depreciation and amortization, and a non-cash derivative loss of $2.4 million. Q4 GAAP net loss also included $5.7 million in integration expenses related to the reorganization and integration of recently acquired companies, and $2.0 million in merger and acquisitions expenses, including investment banking advisory and legal fees.

For the full year 2010, GAAP net loss was $35.3 million or $(1.63) per basic and diluted share, compared to a net loss of $19.9 million or $(3.03) per basic and diluted share in 2009.

GAAP net loss for the full year 2010 included $26.0 million in non-cash charges, including $4.7 million in stock-based compensation; $8.4 million of depreciation and amortization; and a non-cash derivative loss of $12.9 million. GAAP net loss for the year also included $19.9 million in restructuring and integration expenses related to the reorganization and integration of acquired companies--including employee termination, facilities closures, contract terminations and transition agreements--and $5.4 million in merger and acquisitions expenses, including investment banking advisory and legal fees.

For the fourth quarter 2010, operating EBITDA, a non-GAAP metric which management uses as a proxy for operating cash-flow, increased 53% to a record $6.7 million or $0.25 per basic and diluted share from $4.4 million or $0.19 per basic share in the previous quarter, and increased 114% from $3.2 million or $0.30 per basic and diluted share in the same year-ago quarter.

The company defines operating EBITDA as earnings before derivative income/loss; non-cash stock based compensation; acquisition-related restructuring costs and integration expenses; impairment of property and equipment; direct merger and acquisition expenses; and depreciation and amortization (see important discussion of operating EBITDA in “About the Presentation of Operating EBITDA,” below).

For the full year 2010, operating EBITDA was a record $18.3 million or $0.85 per basic and diluted share, an increase of 270% from $4.9 million or $0.75 per basic and diluted share in 2009.

Cash and cash equivalents at December 31, 2010 totaled $141.2 million, as compared to $50.1 million at September 30, 2010. As of March 15, 2011, the company has approximately $115 million of cash and cash equivalents and approximately 37.9 million shares outstanding.

Day sales outstanding ("DSOs") at December 31, 2010 were 79 days, which is consistent with the company’s historical and projected DSO levels of between 75-90 days, and which the company believes is consistent with other SaaS companies with large enterprise customers.

Revenue from the company's Europe, Middle East & Africa (EMEA) region constituted approximately 45% of the total during the fourth quarter, with approximately 35% from Asia-Pacific and 20% from the Americas. For the full year 2010, approximately 54% of revenues came from Europe, Middle East & Africa (EMEA), with approximately 25% from Asia-Pacific and 21% from the Americas.

Q4 2010 Selected Client Wins

•
Getty Images, a leading creator and distributor of digital media, is leveraging KIT digital’s platform to localize, edit, package and distribute Getty’s entertainment video content to users around the globe via multiple screens, including browser-based, mobile and tablet devices, as well as IP-enabled TVs.

•	Sony Pictures, a leading Hollywood studio, selected KIT digital to provide interactive video capabilities to promote films using user-generated and other social media tools.

•	Diageo, the world's leading premium drinks business, selected KIT digital to provide interactive and social media-focused video capabilities, starting with its Captain Morgan brand.

•	eTV, South Africa's largest commercial television broadcaster, selected KIT digital to design and integrate a new state of the art tapeless play-out system in its broadcast facility.

•	Goldman Sachs London, a global investment banking and securities firm, extended its relationship with KIT digital to implement its next generation broadcast and video conference capabilities.

•	Penguin Books, one of the largest English language book publishers in the world, selected KIT digital to support a customized social media and community platform.

•	The VCE Coalition (Virtual Computing Environment), which consists of EMC, Cisco and VM Ware, selected KIT digital’s platform and professional services team to support VCE Coalition communications.

•
Altera, one of the leading custom logic solutions chip manufacturers, chose KIT digital’s platform to manage and self-publish video content, expand their product training program and deliver in depth multimedia product demo content that they can deploy as educational content.

•
CME, a subsidiary of United Business Media and a leading provider of Continuing Medical Education programs, selected KIT digital’s platform and professional services team to power its content management and distribution.

•
Al Aan TV, a Middle Eastern TV broadcaster, chose KIT digital’s solutions to automate the export of news bulletins from its broadcast system to various IP publishing points. KIT digital extends Al Aan’s existing workflow from its current hardware-based infrastructure.

•
Intellisphere/HCP Live, a leading destination site for physicians, pharmacists, managed care executives and other healthcare professionals, selected KIT digital to manage and deliver IP-based multimedia assets with integrated advertising features.

Management Commentary
“Our record fourth quarter and full year 2010 results reflect our continued focus on new sales, while taking advantage of upselling and cross-selling opportunities in our existing client base, as we continue to harness the high growth in IP video across all major global markets,” said Kaleil Isaza Tuzman, KIT digital’s chairman and CEO.

“In 2010, we achieved the operational and financial targets we set out for ourselves now for the third consecutive year since new management joined the company. We are now the largest player in the IP VAMS industry in terms of revenue, operating cash flow, geographical reach, and corporate clients, and we have the broadest and deepest overall product and technology suite that exists in the marketplace. Our full suite of platform solutions with wrap-around professional services uniquely positions us to deliver truly complete video solutions, from the lens of the camera to the eye of the audience, or 'lens to lens.’”

Gavin Campion, KIT digital’s president, commented: “As of January 1, 2011, we have aligned our business into three client vertical segments: media distributors, network operators and non-media enterprises. We believe this will provide an organizational framework to synchronize commercial and operational functions and will support the ongoing development of solutions that address the specific workflow needs of particular industries.”

“We see extensive cross-selling opportunities in our newly expanded client base from recent acquisitions,” continued Campion, “and have begun to mine the potential of the new social media tools, mobile publishing features, and the behind-the-firewall and digital signage capabilities they have contributed.”

“The fourth is always our strongest quarter, and there is typically some seasonality going into Q1 as is found throughout the digital media industry. However, we are seeing less of this seasonality in the current quarter than we have historically as a result of new client wins, up-selling and cross-selling with newly acquired client bases and solutions, and other factors.

 “We are excited about 2011 and as we advance through this year we will continue to judiciously invest in additional above-the-line resources in direct sales, channel sales, deployment and product development to support our long-term growth, while rationalizing costs wherever possible.”

Growth Outlook

The company issues financial guidance once per year on an organic basis, which for 2011 was provided in November 2010. In November, management stated it expected revenue in excess of $137.5 million for fiscal 2011, with an EBITDA margin of approximately 24%. This guidance was issued prior to any additional acquisition activity, including KickApps, Kewego, and Kyte completed in January, and also Polymedia, which is being announced today and is expected to close in late April 2011.

Isaza Tuzman commented: “If you overlay our organic, pre-acquisition revenue target of $137.5 million with the estimated annualized run-rate of recently acquired companies--totaling around $44 million—and adjust for the approximate date of closing and any seasonality for each—it provides for an expectation of revenues in 2011 in excess of $170 million, or up more than 60% percent over 2010.

“While we expect Polymedia to enhance our overall EBITDA margin over time, there will be upfront operational adjustments to be made. So, adjusting for the Polymedia acquisition, we see an overall EBITDA margin of approximately 23% in 2011. This will represent a 500 basis point improvement in EBITDA margin over 2010, while growing revenues materially and without sacrificing our continued investment in sales and marketing.”

The company sees the BRIC markets continuing to be a strong growth driver and a major strategic focus for KIT digital in 2011. “We are already very strong in areas like India, Southeast Asia and Eastern Europe, and have recently made significant headway into China,” said Isaza Tuzman. “So, further expansion into Brazil and Greater China is an objective for 2011, as is increased presence in Northeast Asia and Russia.”

In addition to geographic expansion, the company sees great opportunities for growth in specialized client verticals undergoing major transitions to IP-based video workflow, which includes MSOs and telco operators and sports associations.

“We see great opportunity in the sports vertical,” noted Campion, “which is one of the top content verticals globally. We plan to increase our activity in this vertical in 2011 and 2012.”

Strategic M&A Outlook
Through both organic growth and selective acquisitions, the company aims to extend its industry leadership position from a current estimated 30%-plus global market share to a market share level approaching 50% over the next 12-18 months.

The company purposefully sequenced the KickApps, Kewego, Kyte, and Polymedia transactions, and the majority of the proceeds from the December 2010 public equity offering continue to be dedicated to support a prospective larger acquisition in the very near future. KIT digital plans to release news regarding this larger transaction by the end of Q1 or in early April.

“We had an extremely productive quarter with respect to corporate development, with the addition of well over $20 million in recurring SaaS revenue across our three regions, best of breed technology, and global 1000 customers across our key verticals. Additionally, we believe the new management and foundational technology that was obtained by our acquisition activity over the first several months of this year was best put in place first—as a support to the client migration and staff integration processes involved with a larger target.

“With the acquisition of Polymedia today and our other planned acquisition activity in the pipeline, we should reach a level at or close to the overall market share target we have set out for ourselves. Thus, we intend to complete the ‘consolidation phase’ of our strategic plan during the course of 2011, moving us into a phase of corporate development in 2012 and beyond which is centered solely on organic growth. By the end of the current year, we anticipate having cycled through all the necessary restructuring and integration costs from acquisitions, allowing us to harmonize EBITDA and GAAP net income reporting much more closely and take advantage of material prospective free cash-flow generation. It is our belief that we can deliver on this plan without raising any additional equity capital in the public markets.”

Conference CallKIT digital’s executive management team will host an online video broadcast to discuss these fourth quarter and fiscal 2010 results today at 10:30 a.m. Eastern Time (4:30 p.m. Central European Time). The presentation will be followed by a question and answer period.

The video webcast will be made available real-time in the Investor Relations section of the company's website and at http://kitd.com/ib/2010Q4/. Please visit the website in advance of the presentation in order to download and install the secure player required for access.

For participants who wish to ask a question during the Q&A period or access the call via telephone only, please call the conference telephone number below at least 5-10 minutes prior to the scheduled start time:

Call Start Time: 10:30 a.m. Eastern Time (4:30 p.m. Central European Time)

Dial-in # North America toll-free: +1-800-894-5910

Dial-in # outside of North America: +1-785-424-1052

Please provide the operator the Conference ID: 7KITDIGITAL

If you have any difficulty connecting with the conference call, please contact Liolios Group at +1-949-574-3860.

The video presentation and Q&A session will be available for replay via the company’s website following the broadcast. An audio replay via telephone will be available after 1:30 p.m. Eastern Time and until April 16, 2011:

Toll-free replay # (North America): +1-877-870-5176

International replay # (outside of North America): +1-858-384-5517

Replay pin number: 11024

About KIT digital, Inc.

KIT digital (NASDAQ: KITD) is a premium provider of video asset management software and related services (VAMS) for multi-screen and socially-enabled Internet Protocol (IP) video delivery. The KIT Platform, the company’s cloud-based solution, enables enterprise, media distributor and network operator clients to produce, manage and deliver multi-screen video and social engagement experiences to audiences wherever they are. The application of the KIT Platform ranges from end-consumer focused video distribution to internal corporate deployments, including corporate communications, human resources, training, security and surveillance. KIT digital's global client base includes approximately 2,000 customers across 40+ countries, including Airbus, American Express, The Associated Press, BBC, Best Buy, Bristol-Myers Squibb, Disney-ABC, ESPN Star, FedEx, General Motors, Google, Hewlett-Packard, Home Depot, IMG Worldwide, MediaCorp, Microsoft, MTV, NBC Universal, News Corp, Telefonica, Verizon, Vodafone and Volkswagen. KIT digital is operationally headquartered in Prague, and maintains principal offices in Atlanta, Beijing, Boston, Buenos Aires, Cairo, Cambridge (UK), Chennai, Cologne, Delhi, Dubai, Kolkata, London, Los Angeles, Melbourne (Australia), Mumbai, New York (executive office), Paris, San Francisco, Singapore, Sofia, Stockholm, Taipei and Toronto. For additional information, visit www.kitd.com or follow the company on Twitter at www.twitter.com/KITdigital.

About the Presentation of Operating EBITDA
Management uses operating EBITDA for forecasting and budgeting, and as a proxy for operating cash flow. Operating EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation, or as an alternative to net income, operating income or other financial measures reported under GAAP. The company defines operating EBITDA as earnings before: non-cash derivative income/loss, non-cash stock based compensation; acquisition-related restructuring costs and integration expenses; impairment of property and equipment; merger and acquisition expenses; and depreciation and amortization. Other companies (including the company’s competitors) may define operating EBITDA differently. The company presents operating EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting, budgeting and performance-based executive compensation. It may not be indicative of the historical operating results of KIT digital nor is it intended to be predictive of potential future results. See “GAAP to non-GAAP Reconciliation” table below for further information about this non-GAAP measure and reconciliation of operating EBITDA to net loss for the periods indicated. For the third quarter 2010 reconciliation of operating EBITDA, please refer to the table issued in the Second Quarter 2010 press released on November 22, 2010, which is available online in the company’s investor relations section, under “Quarterly Results” at www.kitd.com. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

GAAP to non-GAAP Reconciliation	Three months ended		Years ended
(amounts in thousands) (Unaudited)	December 31,		December 31,
	2010	2009	2010	2009
Consolidated Statement of Operations Reconciliation

Net loss on a GAAP basis	$(8,502)	$(15,592)	$(35,260)	$(19,942)
Non-cash stock-based compensation	1,796	834	4,705	1,922
Merger and acquisition and investor relations expenses	2,037	1,255	5,448	2,506
Depreciation and amortization	2,258	1,632	8,368	4,202
Restructuring charges	-	1,895	3,481	2,549
Integration expenses	5,705	2,797	16,539	4,429
Impairment of intangible assets	438	500	438	500
Interest income	(49)	(19)	(82)	(50)
Interest expense	297	78	860	519
Amortization of deferred financing costs	19	-	52	1,175
Derivative expense	2,365	8,248	12,891	6,015
Other (income) expense	(110)	415	365	10
Income tax expense (benefit)	494	1,110	518	1,114
Operating EBITDA income	$6,748	$3,153	$18,323	$4,949

Consolidated Statement of Operations Reconciliation per Share

Basic net loss per share on a GAAP basis	$(0.31)	$(1.50)	$(1.63)	$(3.03)
Non-cash stock-based compensation	0.07	0.08	0.22	0.29
Merger and acquisition and investor relations expenses	0.07	0.12	0.25	0.38
Depreciation and amortization	0.08	0.15	0.39	0.64
Restructuring charges	-	0.18	0.16	0.39
Integration expenses	0.21	0.27	0.77	0.67
Impairment of intangible assets	0.02	0.05	0.02	0.08
Interest income	-	-	-	(0.01)
Interest expense	0.01	0.01	0.04	0.08
Amortization of deferred financing costs	-	-	-	0.18
Derivative expense	0.09	0.79	0.60	0.91
Other (income) expense	(0.01)	0.04	0.01	-
Income tax expense (benefit)	0.02	0.11	0.02	0.17
Operating EBITDA income per share	$0.25	$0.30	$0.85	$0.75

Basic and diluted weighted average common shares outstanding	27,537,967	10,409,451	21,586,655	6,573,970

Important Cautions Regarding Forward-Looking Statements
This press release contains certain "forward-looking statements" related to the businesses of KIT digital, Inc., which can be identified by the use of forward-looking terminology, such as "believes," "expects", “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements made by management that Polymedia is expected to close in late April 2011; the company expects Polymedia to enhance overall EBITDA margin over time; adjusting for the Polymedia acquisition, the company sees an overall EBITDA margin of approximately 23% in 2011; If you overlay the companies organic, pre-acquisition revenue target of $137.5 million with the estimated run-rate of recently companies--totaling around $44 million—and adjust for the approximate date of closing and any seasonality for each—it provides for an expectation of revenues in 2011 in excess of $170 million; the company expects Polymedia to enhance overall EBITDA margin over time; and with Polymedia the company sees an overall blended EBITDA margin of approximately 23% in 20. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission. KIT digital is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

KIT digital Contact:

Adam Davis

Global Communications Manager

Tel. +1-609-468-9500

adam.davis@kitd.com

KIT digital Investor Relations Contact:

Matt Glover or Geoffrey Plank

Liolios Group, Inc.

Tel. +1-949-574-3860

info@liolios.com

KIT DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except Share Data)

	December 31, 2010	December 31, 2009

Assets:
Current assets:
Cash and cash equivalents	$141,233	$6,791
Restricted cash	2,000	-
Investment	1,050	217
Accounts receivable, net	29,349	17,258
Unbilled revenue	537	2,960
Inventory, net	301	708
Loan receivable, current portion	2,486	-
Other current assets	5,104	2,205
Total current assets	182,060	30,139

Property and equipment, net	5,987	5,697
Loan receivable, net of current	8,361	-
Intangible assets	13,248	8,086
Goodwill	89,004	36,492
Total assets	$298,660	$80,414

Liabilities and Stockholders' Equity:
Current liabilities:
Bank overdraft	$-	$2,944
Capital lease and other obligations, current portion	608	1,218
Secured notes payable, net of debt discount, current portion	1,709	-
Accounts payable	12,740	6,647
Accrued expenses	6,411	8,501
Income tax payable	858	312
Deferred tax liability	682	580
Acquisition liabilities, current portion	2,115	1,075
Derivative liability	6,096	21,314
Other current liabilities	7,110	3,455
Total current liabilities	38,329	46,046

Capital lease and other obligations, net of current	175	377
Secured notes payable, net of current	4,127	-
Acquisition liability, net of current	10,405	-
Total liabilities	53,036	46,423

Equity:
Stockholders' equity:
Common stock, $0.0001 par value: authorized 80,000,000 and 30,000,000 shares, respectively; issued and outstanding 33,196,952 and 10,844,853, respectively	3	1
Additional paid-in capital	375,578	128,263
Accumulated deficit	(129,203)	(93,943)
Accumulated other comprehensive loss	(754)	(330)
Total stockholders' equity	245,624	33,991
Total liabilities and stockholders' equity	$298,660	$80,414

KIT DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in Thousands, Except Share and Per Share Data)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue	$38,432	$16,130	$106,597	$47,284

Variable and direct third party costs:
Cost of goods and services	15,165	3,922	37,355	15,584
Hosting, delivery and reporting	1,400	520	4,435	1,547
Content costs	220	273	966	1,378
Direct third party creative production costs	767	670	3,387	3,211
Total variable and direct third party costs	17,552	5,385	46,143	21,720

Gross profit	20,880	10,745	60,454	25,564

General and administrative expenses:

Compensation, travel and associated costs (including non-cash stock-based compensation of $1,796, $834, $4,705 and $1,922, respectively)	9,496	5,289	31,041	16,309
Legal, accounting, audit and other professional service fees	1,225	513	2,870	1,097
Office, marketing and other corporate costs	5,207	2,624	12,925	5,131
Merger and acquisition and investor relations expenses	2,037	1,255	5,448	2,506
Depreciation and amortization	2,258	1,632	8,368	4,202
Restructuring charges	-	1,895	3,481	2,549
Integration expenses	5,705	2,797	16,539	4,429
Impairment of intangible assets	438	500	438	500
Total general and administrative expenses	26,366	16,505	81,110	36,723

Loss from operations	(5,486)	(5,760)	(20,656)	(11,159)

Interest income	49	19	82	50
Interest expense	(297)	(78)	(860)	(519)
Amortization of deferred financing costs and debt discount	(19)	-	(52)	(1,175)
Derivative expense	(2,365)	(8,248)	(12,891)	(6,015)
Other (expense) income	110	(415)	(365)	(10)

Net loss before income taxes	(8,008)	(14,482)	(34,742)	(18,828)

Income tax expense	(494)	(1,110)	(518)	(1,114)

Net loss available to common shareholders	$(8,502)	$(15,592)	$(35,260)	$(19,942)

Basic and diluted net loss per common share	$(0.31)	$(1.50)	$(1.63)	$(3.03)
Basic and diluted weighted average common shares outstanding	27,537,967	10,409,451	21,586,655	6,573,970

Comprehensive income (loss):
Net loss	$(8,502)	$(15,592)	$(35,260)	$(19,942)
Foreign currency translation	(1,528)	(530)	(557)	(97)
Change in unrealized gain on investments, net	42	15	133	17
Comprehensive loss:	$(9,988)	$(16,107)	$(35,684)	$(20,022)